EXHIBIT 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252

FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Completes
Refinancing of Revolving Credit Facility
Whippany, New Jersey, June 29, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced the successful execution of a new $250 million senior secured credit facility (the “Revolving Credit Facility”), by its operating subsidiary, Suburban Propane, L.P. (the “Partnership”). The new four-year Revolving Credit Facility provides for $250 million of revolving lines of credit to replace the Partnership’s previous revolving credit agreement, which consisted of a $175 million working capital facility and a separate $108 million term loan both of which were set to mature in March 2010. The Revolving Credit Facility may be increased in the future up to $400 million at the Partnership’s request, under certain circumstances.
Proceeds from the Revolving Credit Facility will be used to provide liquidity for general corporate purposes, including working capital, capital expenditures and acquisitions. At closing, the Partnership borrowed $100 million under the Revolving Credit Facility and, along with cash on hand, repaid the $108 million previously outstanding on its term loan facility. The bank syndication supporting the Revolving Credit Facility is comprised of a diverse group of thirteen banks led by Banc of America Securities LLC and Wachovia Capital Markets, LLC, as Joint Lead Arrangers and Joint Book Managers. Bank of America, N.A. is serving as Administrative Agent.
In announcing the new revolving credit facility, President Michael J. Dunn, Jr. said, “In these turbulent financial markets, we took proactive steps to refinance our previous revolving line of credit well in advance of its maturity. We are very pleased with the outcome of this refinancing and appreciate the support provided by our bank group. It is particularly rewarding to note that the syndication was oversubscribed. The successful execution of a four-year revolving line of credit under current market conditions is a reflection of the strength of our financial position and extends the maturities on all outstanding debt until 2013.”
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
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